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                                                                       Exhibit 5

                              M&T Bank Corporation
                                  One M&T Plaza
                             Buffalo, New York 14203

                                                               November 13, 2000
Board of Directors
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203

Ladies and Gentlemen:

           Reference is made to the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-40640) (the "Registration Statement") of M&T Bank Corporation (the "Corporation") related to 1,300,331 shares of the Corporation's common stock, par value $0.50 per share ("Common Stock"), which are to be offered pursuant to stock options granted under the following stock incentive plans, stock option plans, stock option agreement and stock compensation plan (collectively, the "Plans"), plus the number of shares, if any, that may be granted under reload rights contained in certain options granted under the Plans:

           -          Keystone Financial, Inc. 1997 Stock Incentive Plan

           -          Keystone Financial, Inc. 1992 Stock Incentive Plan

           -          Keystone Financial, Inc. 1988 Stock Incentive Plan

           - Keystone Financial, Inc. 1995 Non-Employee Directors' Stock Option Plan

           - Keystone Financial, Inc. 1990 Non-Employee Directors' Stock Option Plan

           -          Financial Trust Corp Stock Option Plan of 1992

           -          Financial Trust Corp Non-Employee Director Stock Option
                      Plan of 1994

           - Amended and Restated Nonqualified Stock Option Agreement with Donald E. Stone

           -          Elmwood Bancorp, Inc. Key Employee Stock Compensation
                      Program

           I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

           I am admitted to practice law in the State of New York and do not purport to be an expert on or to express any opinion on any laws other than the laws of the State of New York and the


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federal laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

           Based upon such examination and investigation, and upon the assumptions that there will be no material changes in the documents examined and matters investigated and that at the time of issuance there will be authorized but unissued shares of Common Stock available to the Corporation in sufficient amounts, I am of the opinion that the shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plans and for AN amount that is not less than the applicable par value of the Common Stock at the time of issuance, will be legally issued, fully paid and non-assessable.

           I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

           This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon.



                                 Very truly yours,

                                 /s/ Richard A. Lammert

                                 Richard A. Lammert Senior Vice President and
                                 General Counsel




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